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Exhibit 12.2

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(UNAUDITED)

	Year Ended December 31,
	2013	2012(1)	2011(1)	2010	2009
	(in $ millions)
Earnings:
Income before taxes	10,735	10,925	10,555	11,702	9,922
- Income from associated companies	(600)	(552)	(528)	(804)	(293)

Income before taxes (after eliminating our share of income from associated companies)	10,135	10,373	10,027	10,898	9,629
+ Fixed charges	811	855	888	809	664
+ Dividends from associated companies	446	425	403	568	504

Total earnings	11,392	11,653	11,318	12,275	10,797

Fixed charges:
Interest expense	683	724	751	692	551
Interest within rental expense (1/3 of rental)	128	131	137	117	113

Total fixed charges	811	855	888	809	664

Ratio of earnings to fixed charges	14.0	13.6	12.7	15.2	16.3

(1)
Figures for 2012 and 2011 differ from previously published information and have been restated to reflect the adoption of revised IAS19 on Employee Benefits as described in more detail under Item 18. Financial Statements—Note 30 in our Annual Report on Form 20-F for the year ended December 31, 2013.

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  Exhibit 12.2
STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)